Exhibit 10.2

Execution Version

Exit Fee Agreement

Reference is made to the Loan and Security Agreement, dated as of April 14, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among SLR Investment Corp., a Maryland corporation (“SLR”), as collateral agent (in such capacity, “Agent”), the lenders party thereto from time to time including SLR in its capacity as a lender (each a “Lender” and collectively, the “Lenders”), and Rezolute, Inc., a Delaware corporation (“Borrower”). As a condition precedent to the Lenders’ entry into the Loan Agreement, the Lenders require that Borrower agree to pay to the Lenders a fee upon the occurrence of certain events, as described in this Exit Fee Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Exit Fee Agreement”), dated as of April 14, 2021 (the “Effective Date”), by and among SLR as Agent, the Lenders and Borrower. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement.

Therefore, in consideration of the Lenders entering into the Loan Agreement, Borrower hereby agrees as follows:

1.            Exit Event. For purposes hereof, “Exit Event” shall mean the first to occur of: (a) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary; (b) a consolidation, merger or reverse merger of Borrower with or into another corporation or entity or other reorganization or similar transaction or series of related transactions involving Borrower which result in stockholders which were not stockholders of Borrower immediately prior to such transaction or series of related transactions owning more than thirty-five percent (35%) of the outstanding capital stock of the surviving entity; (c) a sale, lease, transfer, exclusive license, exchange, dividend or other disposition of all or substantially all of the assets of Borrower; (d) the issuance and/or sale by Borrower in one or a series of related transactions of shares of its common stock (“Common Stock”) (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting more than thirty-five percent (35%) of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein) to parties other than its then existing investors; and (e) any other form of acquisition or business combination where Borrower is the target of such acquisition and where a change of control occurs such that the person that acquires Borrower has the power after such transaction to elect a majority of the board of directors of Borrower as a result of such transaction.

2.            Notice of Exit Event. Borrower agrees to provide the Lenders with (a) twenty (20) days’ prior written notice of the occurrence of such Exit Event and (b) written notice of the Exit Event as soon as practicable following the occurrence of such Exit Event, but in any event not more than three (3) Business Days after such Exit Event.

3.                Exit Fee. Upon the occurrence of an Exit Event, Borrower agrees to pay to each Lender in accordance with its Pro Rata Share, in immediately available funds, a fee (the “Exit Fee”) in the amount equal to 4.00% of each Term Loan funded; provided, that notwithstanding the foregoing, the Exit Fee shall be considered fully earned on the date hereof, subject to the terms of this Exit Fee Agreement. For the avoidance of doubt, the Exit Fee set forth herein shall be in addition to any fee or amount due and payable pursuant to the Fee Letter or the other Loan Documents. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Exit Fee and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Exit Fee to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

4.            Payment. The Exit Fee shall be paid to the Lenders not later than two (2) Business Days after the initial consummation of the Exit Event. Failure to so timely pay the full amount of the Exit Fee to the Lenders shall be an Event of Default under the Loan Agreement, so long as the Loan Agreement is then in effect.

5.               Termination; Assignment. This Exit Fee Agreement shall be binding on Borrower and its respective successors and assigns and shall terminate upon the earlier to occur of (a) payment in full of the Exit Fee pursuant to the terms herein, or (b) April 13, 2031 (the “Termination Date”). For the avoidance of doubt, the Exit Fee Agreement survives the termination of the Loan Agreement or any other Loan Document. Borrower may not assign this Exit Fee Agreement. Each Lender may assign this Exit Fee Agreement solely in connection with, and subject to the terms of, an assignment or transfer made pursuant to the terms of Section 12.1 of the Loan Agreement.

6.               GOVERNING LAW. THIS EXIT FEE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.            Indemnification. Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Exit Fee Agreement; and (b) all losses or Lenders’ Expenses incurred, or paid by an Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Exit Fee Agreement between Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

8.                Amendment. This Exit Fee Agreement may only be amended or modified pursuant to the terms of Section 12.5 of the Loan Agreement.

9.                Severability of Provisions. Each provision of this Exit Fee Agreement is severable from every other provision in determining the enforceability of any provision.

10.         Counterparts. This Exit Fee Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Exit Fee Agreement. Delivery of an executed counterpart of a signature page of this Exit Fee Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

11.           Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Exit Fee Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent and the Lenders, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Balance of Page Intentionally Left Blank]

Agreed:

SLR INVESTMENT CORP., as Agent and Lender

By:	/s/ Anthony Storino

Name:	Anthony Storino
Title:	Authorized Signatory

[Signature Page to Exit Fee Agreement]

Agreed:

REZOLUTE, INC.,

as Borrower

By:	/s/ Nevan C. Elam
Nevan C. Elam
CEO

[Signature Page to Exit Fee Agreement]